EXHIBIT 23.1

Consent of Crowe Horwath LLP

We consent to the incorporation by reference in Registration Statements on Form S-8 for the K-Fed Bancorp 2004 Stock Option Plan and the K-Fed Bancorp 2004 Recognition and Retention Plan (333-171348) that was filed with the Securities and Exchange Commission on December 22, 2010 and the Simplicity Bancorp, Inc. 2011 Equity Incentive Plan (333-180415) that was filed with the Securities and Exchange Commission on March 28, 2012 of our report dated September 10, 2013 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Simplicity Bancorp, Inc. for the year ended June 30, 2013.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Costa Mesa, California

September 10, 2013